Exhibit 4.8

VEEVA SYSTEMS INC.

2013 EMPLOYEE STOCK PURCHASE PLAN

(AS ADOPTED PRIOR TO INITIAL PUBLIC OFFERING)

VEEVA SYSTEMS INC.

2013 EMPLOYEE STOCK PURCHASE PLAN

SECTION 1. PURPOSE OF THE PLAN.

The Board adopted the Plan effective as of the IPO Date. The purpose of the Plan is to provide Eligible Employees with an opportunity to increase their proprietary interest in the success of the Company by purchasing Stock from the Company on favorable terms and to pay for such purchases through payroll deductions or other approved contributions.

SECTION 2. ADMINISTRATION OF THE PLAN.

(a) Committee Composition. The Committee shall administer the Plan. The Committee shall consist exclusively of one or more members of the Board, who shall be appointed by the Board.

(b) Committee Responsibilities. The Committee shall interpret the Plan and make all other policy decisions relating to the operation of the Plan. The Committee may adopt such rules, guidelines and forms as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan shall be final and binding on all persons.

SECTION 3. STOCK OFFERED UNDER THE PLAN.

(a) Authorized Shares. The number of shares of Stock available for purchase under the Plan shall be 4,000,000 shares of the Company’s Class A Common Stock (subject to adjustment pursuant to Subsection (c) below), plus the additional shares described in Section 3(b) below. Shares of Stock issued pursuant to the Plan may be authorized but unissued shares or treasury shares.

(b) Annual Increase in Shares. As of the first business day of each fiscal year of the Company during the term of the Plan, commencing on February 1, 2014, the aggregate number of shares of Stock that may be issued under the Plan shall automatically increase by a number equal to the least of (i) 1.0% of the total number of shares of all classes of the Company’s common stock actually issued and outstanding on the last business day of the prior fiscal year (excluding any rights to purchase shares of common shares that may be outstanding, such as options or warrants), (ii) 2,200,000 shares of Stock (subject to adjustment pursuant to Subsection (c) below), or (iii) a number of shares of Stock determined by the Board.

(c) Anti-Dilution Adjustments. In the event that any dividend or other distribution (whether in the form of cash, stock or other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Stock or other securities of the Company, or other similar change in the corporate structure of the Company affecting the Stock and effected without receipt or payment of consideration by the Company occurs, then in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, there will be a proportionate adjustment of the number and class of Stock that may be delivered under the Plan, the Purchase Price per share and the number of shares of Stock covered by each option under the Plan which has not yet been exercised, and the numerical limits of Sections 3(a), 3(b)(ii) and 9(c).

(d) Reorganizations. Any other provision of the Plan notwithstanding, in the event of a Corporate Reorganization, the Plan may be continued or assumed by the surviving corporation or its parent corporation. If such acquirer refuses to continue or assume the Plan, then, immediately prior to the effective time of the Corporate Reorganization, any Offering Period then in progress shall terminate, and, a new Purchase Date for each such Offering Period will be set, immediately prior to the effective time of the Corporate Reorganization. In the event a new Purchase Date is set under this Section 3(d), Participants will be given notice of the new Purchase Date. The Plan shall in no event be construed to restrict in any way the Company’s right to undertake a dissolution, liquidation, merger, consolidation or other reorganization.

SECTION 4. ENROLLMENT AND PARTICIPATION.

(a) Offering Periods and Purchase Periods.

(i) Base Offering Periods. The Committee may establish Offering Periods of such frequency and duration as it may from time to time determine as appropriate (the “Base Offering Periods”); provided that a Base Offering Period shall in no event be longer than 27 months (or such other period as may be imposed under applicable tax law). The Base Offering Periods are intended to qualify under Code Section 423. Unless changed by the Committee, the Plan shall operate such that two Base Offering Periods, each of six months’ duration and each including a single six-month Purchase Period, will commence on June 16 and December 16 of each year, except that:

a)	If so determined by the Committee, the first Base Offering Period may commence on the IPO Date and shall end on June 15, 2014, with the first Purchase Period commencing on the IPO Date and the first Purchase Date occurring on or about June 15, 2014; or

b)	The Committee may determine that the first Base Offering Period applicable to the Eligible Employees of a new Participating Company shall commence on any later date specified by the Committee.

(ii) Additional Offering Periods. At the discretion of the Committee, additional Offering Periods may be conducted under the Plan (the “Additional Offering Periods”). Such Additional Offering Periods may, but need not, qualify under Code Section 423. The Committee shall determine the commencement and duration of each Additional Offering Period, and Additional Offering Periods may be consecutive or overlapping. The other terms and conditions of each Additional Offering Period shall be those set forth in this Plan document, with such changes or additional features as the Committee determines necessary to comply with local law.

(iii) Separate Offerings. Each Base Offering Period and Additional Offering Period conducted under the Plan is intended to constitute a separate “offering” for purposes of Code Section 423.

(iv) Equal Rights and Privileges. To the extent an Offering Period is intended to qualify under Code Section 423, all participants in such Offering Period shall have the same rights and privileges with respect to their participation in such Offering Period in accordance with Code Section 423 and the regulations thereunder except for differences that may be mandated by local law and are consistent with the requirements of Code Section 423(b)(5).

(v) Nonstatutory Offering Periods. In addition to establishing Base Offering Periods and Additional Offering Periods intended to comply with Code Section 423 as described above, the Committee may also from time to time establish separate sub-plans (each, a “Nonstatutory Plan”) which permit grants to Eligible Employees of certain Participating Companies designed to achieve desired tax or other objectives in particular locations outside the United States of America or to comply with local laws applicable to offerings in such foreign jurisdictions. Any such Nonstatutory Plan established shall be considered a separate plan from the Plan under which Base Offering Periods and Additional Offering Periods are established (the “Statutory Plan”) and the Committee may establish under any such Nonstatutory Plan one or more Offering Periods not intended to satisfy the requirements of Code Section 423 on such terms and conditions as it may determine. The total number of shares of Stock authorized to be issued under the Plan as provided in Section 3 above applies in the aggregate to both the Statutory Plan and any Nonstatutory Plan. Unless otherwise superseded by the terms of such Nonstatutory Plan, the provisions of this Plan document shall govern the operation of such Nonstatutory Plan.

(b) Enrollment at IPO. Subject to the Committee’s action prior to the IPO Date confirming the option grants described below, each individual who, on the IPO Date, qualifies as an Eligible Employee shall automatically become a Participant on such day, and shall be considered to have been granted an option to participate in the first Offering Period under the Plan at the maximum applicable participation rate. Confirmation of such option grant by the Committee prior to the IPO Date constitutes approval of the grant of such option to all Eligible Employees of the Company and of any Participating Company. Each Participant who was automatically enrolled on the IPO Date shall file the prescribed enrollment form with the Company. The enrollment form shall be filed at the prescribed location by a date specified by the Company, but in no event later than November 30, 2013. If a Participant who was automatically enrolled on the IPO Date fails to file such form in a timely manner, then such Participant shall be deemed to have withdrawn from the Plan under Section 6(a). A former Participant who is deemed to have withdrawn from the Plan shall not be a Participant until he or she re-enrolls in the Plan under Subsection (c) below. Re-enrollment may be effective only at the commencement of an Offering Period. If the Committee does not take action prior to the IPO Date to confirm the option grants described in this Subsection (b), then no Base Offering Period will commence on the IPO Date and the first Base Offering Period under the Plan shall commence at such later time as the Committee may in its discretion determine.

(c) Enrollment After IPO. In the case of any individual who qualifies as an Eligible Employee on the first day of any Offering Period other than the first Offering Period, he or she may elect to become a Participant on such day by filing the prescribed enrollment form with the Company. The enrollment form shall be filed at the prescribed location at least 10 business days (or such other period as the Committee or its designee may designate) prior to such day.

(d) Duration of Participation. Once enrolled in the Plan, a Participant shall continue to participate in the Plan until he or she:

(i)   Reaches the end of the Offering Period or Purchase Period, as applicable, in which his or her employee contributions were discontinued under Section 5(c) or 9(b);

(ii)  Is deemed to withdraw from the Plan under Subsection (b) above;

(iii) Withdraws from the Plan under Section 6(a); or

(iv) Ceases to be an Eligible Employee.

A Participant whose employee contributions were discontinued automatically under Section 9(b) shall automatically resume participation at the beginning of the earliest Offering Period ending in a later calendar year, if he or she then is an Eligible Employee. In all other cases, a former Participant may again become a Participant, if he or she then is an Eligible Employee, by following the procedure described in Subsection (c) above.

SECTION 5. EMPLOYEE CONTRIBUTIONS.

(a) Commencement of Payroll Deductions. A Participant may purchase shares of Stock under the Plan by means of payroll deductions or other approved contributions in form and substance satisfactory to the Committee. Payroll deductions or other approved contributions shall commence as soon as reasonably practicable after the Company has received the prescribed enrollment form. In jurisdictions where payroll deductions are not permitted under local law, Participants may purchase shares of Stock by making contributions in the form that is acceptable and approved by the Committee.

(b) Amount of Payroll Deductions. An Eligible Employee shall designate on the prescribed enrollment form the portion of his or her Compensation that he or she elects to have withheld for the purchase of Stock. Such portion shall be a whole percentage of the Eligible Employee’s Compensation, but not less than 1% nor more than 15%.

(c) Reducing Withholding Rate or Discontinuing Payroll Deductions. If a Participant wishes to reduce his or her rate of payroll withholding, such Participant may do so by filing a new enrollment form with the Company at the prescribed location at any time. The new withholding rate shall be effective as soon as reasonably practicable after the Company has received such form. The new withholding rate may be 0% or any whole percentage of the

Participant’s Compensation, but not more than his or her old withholding rate. No Participant shall make more than one election under this Subsection (c) during any Purchase Period. (In addition, employee contributions may be discontinued automatically pursuant to Section 9(b).)

(d) Increasing Withholding Rate. If a Participant wishes to increase his or her rate of payroll withholding, such Participant may do so by filing a new enrollment form with the Company at the prescribed location at any time. The new withholding rate may be effective on the first day of the next-upcoming Offering Period in which the Participant participates, provided that the Participant has filed the enrollment form with the Company at the prescribed location at least 10 business days (or such other period as the Committee or its designee may designate) prior to such day. The new withholding rate may be any whole percentage of the Participant’s Compensation, but not less than 1% nor more than 15%. An increase in a Participant’s rate of payroll withholding may not take effect during an Offering Period.

SECTION 6. WITHDRAWAL FROM THE PLAN.

(a) Withdrawal. A Participant may elect to withdraw from the Plan (or, if applicable, from an Offering Period) by filing the prescribed form with the Company at the prescribed location at any time before a Purchase Date. As soon as reasonably practicable thereafter, payroll deductions or other approved contributions shall cease and the entire amount credited to the Participant’s Plan Account with respect to such Offering Period shall be refunded to him or her in cash, without interest (except as otherwise required by the laws of the local jurisdiction). No partial withdrawals from an Offering Period shall be permitted.

(b) Re-Enrollment After Withdrawal. A former Participant who has withdrawn from the Plan shall not be a Participant until he or she re-enrolls in the Plan under Section 4(c). Re-enrollment may be effective only at the commencement of an Offering Period.

SECTION 7. CHANGE IN EMPLOYMENT STATUS.

(a) Termination of Employment. Termination of employment as an Eligible Employee for any reason, including death, shall be treated as an automatic withdrawal from the Plan under Section 6(a). (A transfer from one Participating Company to another shall not be treated as a termination of employment provided that each Participating Company is then participating in the same Offering Period.)

(b) Leave of Absence. For purposes of the Plan, employment shall not be deemed to terminate when the Participant goes on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing. Employment, however, shall be deemed to terminate on the first day following three months after the Participant goes on a leave, unless a contract or statute guarantees his or her right to return to work. Employment shall be deemed to terminate in any event when the approved leave ends, unless the Participant immediately returns to work.

(c) Death. In the event of the Participant’s death, the amount credited to his or her Plan Account shall be paid to a beneficiary designated by him or her for this purpose on the prescribed form or, if none, to the Participant’s estate. Such form shall be valid only if it was filed with the Company at the prescribed location before the Participant’s death.

SECTION 8. PLAN ACCOUNTS AND PURCHASE OF SHARES.

(a) Plan Accounts. The Company shall maintain a Plan Account on its books in the name of each Participant. Whenever an amount is deducted from the Participant’s Compensation under the Plan, such amount shall be credited to the Participant’s Plan Account. Amounts credited to Plan Accounts shall not be trust funds and may be commingled with the Company’s general assets and applied to general corporate purposes. Unless otherwise required by the laws of the local jurisdiction, no interest shall be credited to Plan Accounts.

(b) Purchase Price. The Purchase Price for each share of Stock purchased on a Purchase Date shall be the lower of:

(i) 85% of the Fair Market Value of such share on the first day of such Offering Period or, in the case of the first Offering Period under the Plan, 85% of the price at which one share of Stock is offered to the public in the IPO; or

(ii) 85% of the Fair Market Value of such share on the Purchase Date.

(c) Number of Shares Purchased. On each Purchase Date, each Participant shall be deemed to have elected to purchase the number of shares of Stock calculated in accordance with this Subsection (c), unless the Participant has previously elected to withdraw from the Offering Period in accordance with Section 6(a). The amount then in the Participant’s Plan Account shall be divided by the Purchase Price, and the number of shares that results shall be purchased from the Company with the funds in the Participant’s Plan Account. The foregoing number of shares of Stock purchasable by a Participant are subject to the limitations set forth in Section 9. The Committee may determine with respect to all Participants that any fractional share, as calculated under this Subsection (c), shall be (i) rounded down to the next lower whole share or (ii) credited as a fractional share.

(d) Available Shares Insufficient. In the event that the aggregate number of shares that all Participants elect to purchase with respect to a particular Purchase Period exceeds (i) the number of shares of Stock that were available under Section 3 above for sale under the Plan on the first day of the applicable Offering Period, or (ii) the number of shares that were available under Section 3 above for sale under the Plan on the applicable Purchase Date, then the number of shares to which each Participant is entitled shall be determined by multiplying the number of shares available for issuance by a fraction. The numerator of such fraction is the number of shares that such Participant has elected to purchase, and the denominator of such fraction is the number of shares that all Participants have elected to purchase. The Company may make a pro rata allocation of the shares available on the first day of an applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such date. In the event of a pro-rata allocation under this Section (d), the Committee may determine in its discretion to continue all Offering Periods then in effect or terminate all Offering Periods then in effect pursuant to Section 14.

(e) Issuance of Stock. The shares of Stock purchased by a Participant under the Plan may be registered in the name of such Participant, or jointly in the name of such Participant and his or her spouse as joint tenants with the right of survivorship or as community property (with or without the right of survivorship). The Company may permit or require that shares be deposited directly with a broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares. (The two preceding sentences shall apply whether or not the Participant is required to pay income tax in the United States.)

(f) Tax Withholding. To the extent required by applicable federal, state, local or foreign law, a Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any shares of Stock under the Plan until such obligations, if any, are satisfied.

(g) Unused Cash Balances. Subject to the final sentence of Section 8(c), an amount remaining in the Participant’s Plan Account that represents the Purchase Price for any fractional share shall be carried over in the Participant’s Plan Account to the next Purchase Period. Any amount remaining in the Participant’s Plan Account that represents the Purchase Price for whole shares that could not be purchased by reason of Subsections (c) or (d) above or Section 9(b) shall be refunded to the Participant in cash, without interest (except as otherwise required by the laws of the local jurisdiction).

(h) Stockholder Approval. Any other provision of the Plan notwithstanding, no shares of Stock shall be purchased under the Plan unless and until the Company’s stockholders have approved the adoption of the Plan.

SECTION 9. PLAN LIMITATIONS.

(a) Five Percent Limit. Any other provision of the Plan notwithstanding, no Participant shall be granted a right to purchase Stock under the Plan if such Participant, immediately after his or her election to purchase such Stock, would own stock possessing more than 5% of the total combined voting power or value of all classes of stock of the Company or any parent or Subsidiary of the Company, determined in accordance with applicable tax law.

(b) Dollar Limit. Any other provision of the Plan notwithstanding, no Participant shall purchase Stock with a Fair Market Value in excess of the following limit:

(i) In the case of Stock purchased during an Offering Period that commenced in the current calendar year, the limit shall be equal to (A) $25,000 minus (B) the Fair Market Value of the Stock that the Participant previously purchased under the Plan in the current calendar year.

(ii) In the case of Stock purchased during an Offering Period that commenced in the immediately preceding calendar year, the limit shall be equal to (A) $50,000 minus (B) the Fair Market Value of the Stock that the Participant previously purchased under the Plan in the current calendar year and in the immediately preceding calendar year.

(iii) In the case of Stock purchased during an Offering Period that commenced in the second calendar year before the current calendar year, the limit shall be equal to (A) $75,000 minus (B) the Fair Market Value of the Stock that the Participant previously purchased under the Plan in the current calendar year and in the immediately preceding two calendar years.

For all purposes under this Subsection (b), (A) the Fair Market Value of Stock shall be determined as of the beginning of the Offering Period in which such Stock is purchased; and (B) this Plan shall be aggregated with any other employee stock purchase plans of the Company (or any parent or Subsidiary of the Company) described in Code Section 423. If a Participant is precluded by this Subsection (b) from purchasing additional Stock under the Plan, then his or her employee contributions shall automatically be discontinued and shall automatically resume at the beginning of the next Offering Period with a scheduled Purchase Date in the next calendar year, provided that he or she is an Eligible Employee at the beginning of such Offering Period.

(c) Purchase Period Share Purchase Limit. Any other provision of the Plan notwithstanding, no Participant shall purchase more than 3,500 shares of Stock with respect to any Purchase Period; provided that the Committee may, for future Offering Periods, increase or decrease in its absolute discretion, the maximum number of shares of Stock that a Participant may purchase during each Purchase Period.

SECTION 10. RIGHTS NOT TRANSFERABLE.

The rights of any Participant under the Plan, or any Participant’s interest in any Stock or moneys to which he or she may be entitled under the Plan, shall not be transferable by voluntary or involuntary assignment or by operation of law, or in any other manner other than by beneficiary designation or the laws of descent and distribution. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, other than by beneficiary designation or the laws of descent and distribution, then such act shall be treated as an election by the Participant to withdraw from the Plan under Section 6(a).

SECTION 11. NO RIGHTS AS AN EMPLOYEE.

Nothing in the Plan or in any right granted under the Plan shall confer upon the Participant any right to continue in the employ of a Participating Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Participating Companies or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her employment at any time and for any reason, with or without cause.

SECTION 12. NO RIGHTS AS A STOCKHOLDER.

A Participant shall have no rights as a stockholder with respect to any shares of Stock that he or she may have a right to purchase under the Plan until such shares have been purchased on the applicable Purchase Date.

SECTION 13. SECURITIES LAW REQUIREMENTS.

Shares of Stock shall not be issued, and the Company shall have no liability for failure to issue shares of Stock, under the Plan unless the issuance and delivery of such shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded.

SECTION 14. AMENDMENT OR DISCONTINUANCE.

(a) General Rule. The Committee, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Committee, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Stock on the next Purchase Date, or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 3(c) or (d)). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ accounts which have not been used to purchase shares of Class A Common Stock will be returned to the Participants (without interest thereon, except as otherwise required by the laws of the local jurisdiction) as soon as administratively practicable.

(b) Committee’s Discretion. Without stockholder consent and without limiting Section 14(a), the Committee will be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as it determines in its sole discretion advisable which are consistent with the Plan.

(c) Accounting Consideration. In the event the Committee determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Committee may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i) Amending the Plan to conform with the safe harbor definition under Financial Accounting Standards Board Accounting Standards Codification Topic 718, including with respect to an Offering Period underway at the time;

(ii) Altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(iii) Shortening any Offering Period by setting a new Purchase Date, including an Offering Period underway at the time of the Committee’s action;

(iv) Reducing the maximum percentage of Compensation a Participant may elect to set aside as payroll deductions; and

(v)  Reducing the maximum number of shares of Stock a Participant may purchase during any Purchase Period.

Such modifications or amendments will not require stockholder approval or the consent of any Plan Participants.

(d) Stockholder Approval. Except as provided in Section 3, any increase in the aggregate number of shares of Stock that may be issued under the Plan shall be subject to the approval of the Company’s stockholders. In addition, any other amendment of the Plan shall be subject to the approval of the Company’s stockholders to the extent required under Section 14(e) or by any applicable law or regulation.

(e) Plan Termination. The Plan shall terminate automatically 20 years after its adoption by the Board, unless (i) the Plan is extended by the Board and (ii) the extension is approved within 12 months by a vote of the stockholders of the Company.

SECTION 15. DEFINITIONS.

(a) “Board” means the Board of Directors of the Company, as constituted from time to time.

(b) “Code” means the Internal Revenue Code of 1986, as amended.

(c) “Committee” means a committee of the Board, as described in Section 2.

(d) “Company” means Veeva Systems Inc., a Delaware corporation.

(e) “Compensation” means (i) the total compensation paid in cash to a Participant by a Participating Company, including salaries, wages, bonuses, incentive compensation, commissions, overtime pay and shift premiums, plus (ii) any pre-tax contributions made by the Participant under Code Sections 401(k) or 125. “Compensation” shall exclude all non-cash items, moving or relocation allowances, cost-of-living equalization payments, car allowances, tuition reimbursements, imputed income attributable to cars or life insurance, severance pay, fringe benefits, contributions or benefits received under employee benefit plans, income attributable to equity compensation awards of the Company, and similar items. The Committee shall determine whether a particular item is included in Compensation.

(f) “Corporate Reorganization” means:

(i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization; or

(ii) The sale, transfer or other disposition of all or substantially all of the Company’s assets or the complete liquidation or dissolution of the Company.

(g) “Eligible Employee” means a common law employee of a Participating Company who is customarily employed for more than five months per calendar year and at least 20 hours per week. The foregoing notwithstanding, an individual shall not be considered an Eligible Employee if his or her participation in the Plan is prohibited by the law of any country that has jurisdiction over him or her. In addition, the Committee may determine prior to the commencement of an Offering Period not to exclude part-time employees or exclude employees whose customary employment is for fewer hours per week or fewer months in a calendar year; provided that such terms are applied in an identical manner to all employees of every Participating Company in such Offering Period.

(h) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i) “Fair Market Value” means the price at which Stock was last sold in the principal U.S. market for the Stock on the applicable date or, if the applicable date was not a trading day, on the last trading day prior to the applicable date. If Stock is no longer traded on a public U.S. securities market, the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate. The Committee’s determination shall be conclusive and binding on all persons.

(j) “IPO” means the Company’s initial offering of Stock to the public.

(k) “IPO Date” means the effective date of the registration statement filed by the Company with the Securities and Exchange Commission for its initial offering of Stock to the public.

(l) “Offering Period” means any period, including as the context requires Base Offering Periods, Additional Offering Periods and Nonstatutory Offering Periods, with respect to which the right to purchase Stock may be granted under the Plan, as determined pursuant to Section 4(a).

(m) “Participant” means an Eligible Employee who participates in the Plan, as provided in Section 4.

(n) “Participating Company” means (i) the Company and (ii) each present or future Subsidiary designated by the Committee as a Participating Company.

(o) “Plan” means this Veeva Systems Inc. 2013 Employee Stock Purchase Plan, as it may be amended from time to time.

(p) “Plan Account” means the account established for each Participant pursuant to Section 8(a).

(q) “Purchase Date” means the last trading day of a Purchase Period.

(r) “Purchase Period” means a period within an Offering Period (which for an Offering Period with only a single Purchase Period would be coterminous with the Offering Period) during which contributions may be made toward the purchase of Stock under the Plan, as determined pursuant to Section 4(a).

(s) “Purchase Price” means the price at which Participants may purchase Stock under the Plan, as determined pursuant to Section 8(b).

(t) “Stock” means the Class A Common Stock of the Company.

(u) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.